EXHIBIT 5.1

        , 2003

Origin Energy Limited

Level 39 AMP Centre

50 Bridge Street

SYDNEY NSW 2000

Dear Sir/Madam

AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM F-3 (333-103886)

I am Corporate Secretary and Australian Legal Counsel for Origin Energy Limited, a company organized under the laws of the State of New South Wales, Australia (the “Company”). In such capacity, I have been involved in the preparation of Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333-103886) relating to the registration under the Securities Act of 1933 (the “Act”) of 344,336 ordinary shares, no-par value (the “Shares”), of the Company, which are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”). Such Registration Statement, as amended, is herein referred to as the “Registration Statement”.

I have examined the Registration Statement and such documents and records of the Company and other documents as I have deemed necessary for the purpose of this opinion.

Based upon the foregoing, I am of the opinion that, under the Australian Corporations Act 2001 (Cth), the Shares to be offered and sold by the Selling Stockholders have been duly authorized and legally issued and are fully paid with no outstanding calls.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Yours faithfully

William M Hundy

Corporate Secretary and Legal Counsel

(612) 9220 6467 - bill.hundy@originenergy.com.au